SENT: Wednesday, November 29, 2006 4:15 PM

SUBJECT: MLCFC 2006-1: XP/XC, calibration used for Trepp/Intex (Public)

Tom,

Here is a further information regarding the XP class:

1)   It will be allocated 30% of the remaining prepayment charges available after distribution to the Principal Bonds A1 through J.

2)   With regard to the flows posted in third party systems (Trepp / Intex), we used the following curve to structure the deal:

             0.25    5.0500
             0.5     5.1300
             1       4.9915
             2       4.7160
             3       4.5950
             4       4.5620
             5       4.5290
             7       4.5298
             10      4.5310
             30      4.6120

Which resulted in the following coupon (publics):

     CLASS    FACE               COUPON       WAL
     -----    ----               ------       ---
     a1       $71,548,000.00     3.817       2.629
     a2       $450,833,000.00    5.269       4.872
     a2fl     $450,833,000.00    5.269(*)    4.872
     a3       $641,914,000.00    5.298       9.777
     a3fl     $641,914,000.00    5.298(*)    9.777
     a1a      $789,840,000.00    5.295       9.421
     asb      $119,014,000.00    5.283       7.208
     am       $226,135,500.00    5.329       9.917
     amfl     $226,135,500.00    5.329(*)    9.917
     aj       $189,388,500.00    5.358       9.917
     ajfl     $189,388,500.00    5.358(*)    9.917
     b        $11,306,000.00     5.398       9.917
     c        $79,148,000.00     5.418       9.986
     d        $33,920,000.00     5.448       10.000
     e        $67,841,000.00     5.487       10.000
     f        $39,574,000.00     5.557       10.000
     g        $50,880,000.00     5.60571     10.000
     h        $45,227,000.00     5.70371     10.000
     j        $62,187,000.00     5.80271     10.000

(*) are the coupons on the REMIC Regular interest.

Those coupons are subject to change depending on the market condition at pricing
(Friday). The balance allocation between A-2 and A-2FL, A-3 and A-3FL, AM and
AM-FL, AJ and AJ-FL is subject to change depending on the demand from investors.

This information is up to date in Trepp and will be soon in Intex.

Regards,
Sylvain

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